Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2005 Director Stock Option Plan of Iomega Corporation of our report dated January 20, 2004, with respect to the consolidated financial statements and schedule of Iomega Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

San Diego, California
June 22, 2005